Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Del Frisco’s Restaurant Group, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-183627) on Form S-8 of Del Frisco’s Restaurant Group, Inc. of our report dated February 28, 2017 with respect to the consolidated balance sheets of Del Frisco’s Restaurant Group, Inc. and subsidiaries as of December 27, 2016 and December 29, 2015,  the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 27, 2016, which report appears in the December 27, 2016 annual report on Form 10-K of Del Frisco’s Restaurant Group, Inc.

/s/  KPMG LLP

Dallas, Texas
February 28, 2017